[FTX Logo]                              [IGL Logo]
            NYSE Common Stock Symbol: "FTX"
            Contacts:                               Contacts:
            Christopher D. Sammons                  David A. Prichard
            (504) 582-4474                          (847) 205-4843

            Craig E. Saporito                       Thomas C. Pasztor
            (504) 582-4476                          (847) 205-4801

            FOR IMMEDIATE RELEASE

                            IMC GLOBAL INC. AND FREEPORT-McMoRan INC. EXECUTE
                         DEFINITIVE AGREEMENT AND PLAN OF MERGER
              NORTHBROOK, IL., and NEW ORLEANS, LA., August 27, 1997 -- IMC
            Global Inc. (NYSE: IGL) and Freeport-McMoRan Inc. (NYSE: FTX) announced today that, as contemplated by their joint news release of July 28, 1997 announcing the execution of a letter of intent,
            they have signed a definitive agreement for a     merger of FTX
            into IGL. The merged company will retain the IMC Global name and remain headquartered in Northbrook, Illinois.
              As previously announced, the terms of the merger provide that each FTX shareholder will receive, for each share of FTX common stock, 0.90 of a share of IGL common stock and one-third of a warrant to purchase IGL common stock. Each whole warrant, which will expire on the third anniversary of the merger, will entitle the holder to purchase one share of IGL common stock at an exercise price of $44.50 per share.
              FTX shareholders also will receive, as part of the merger
            consideration, shares of a newly formed sulphur company (Newco). Immediately prior to the IGL/FTX merger, the sulphur businesses of IGL and Freeport-McMoRan Resource Partners, Limited Partnership (NYSE: FRP), will be transferred to Newco, a subsidiary of FRP. Newco shares will be distributed to FRP public unitholders and FTX shareholders on a pro rata basis. Application will be made to list the warrants and Newco shares on the New York Stock Exchange.
              Also, as previously announced, Mr. James R. Moffett, Chairman of FTX, Mr. Rene L. Latiolais, President and Chief Executive Officer of FTX and FRP, both of whom will retire from FTX prior to the merger, and Mr. Robert W. Bruce III, a member of the Board of Directors of FTX, will be added to the IGL Board of Directors.
              Completion of the merger is subject to, among other things, approval of the definitive merger agreement by the IGL and FTX shareholders and approval under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976. The companies expect that the merger will be completed by the end of 1997.
              IMC Global is one of the world's leading producers and
            marketers of phosphate and potash crop nutrients and animal feed ingredients, with calendar 1996 revenues and EBITDA of nearly $3 billion and $461 million, respectively. The Company also produces and markets food-quality salt, and is one of the nation's leading distributors of crop nutrients, including nitrogen, and related products through its FARMARKET and Rainbow distribution networks. Additionally, it sells potash and other products to industrial users, produces sulphur and oil through joint venture operations, and markets lawn and garden products under its IMC Vigoro brand name.
              Freeport-McMoRan Inc. owns a 51.6% interest in FRP, which is engaged in the production and sale of phosphate fertilizers and animal feed ingredients as well as the mining and sale of phosphate rock through IMC-Agrico Company, a joint venture with IGL; the mining, transporting, terminalling and marketing of sulphur and the exploration for, development and production of oil and gas reserves.